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                                                                    EXHIBIT 99.1


              VIACOM ANNOUNCES EXCHANGE RATE FOR PREFERRED STOCK
                     TO BE ISSUED IN CABLE EXCHANGE OFFER

New York, New York, July 18, 1996--Viacom Inc. (AMEX: VIA and VIAB) said that the preferred stock of its cable subsidiary to be issued in its pending exchange offer would be exchangeable into TCI Stock at the rate of 4.810 shares of TCI Stock for each share of cable subsidiary preferred stock, representing a premium of 29.9% to the price of TCI Stock as of the close of business on July 18, 1996. Viacom said that this exchange rate is a 25% premium to the weighted average price of TCI stock on the prior 20 trading days.

The cable subsidiary preferred stock will be exchangeable at the holder's option after the fifth anniversary of the date issued at the exchange rate announced today.

TCI Stock refers to Tele-Communications, Inc. Series A TCI Group Common Stock (NASDAQ: TCOMA).

The exchange offer will expire at midnight (EDT) on Monday, July 22, 1996, unless extended.

Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster Video, Blockbuster Music, MTV Networks, Paramount Parks, Paramount Pictures, Paramount Television, Showtime Networks, Simon & Schuster, Viacom Interactive Media, as well as cable systems serving 1.2 million customers, radio and television stations, and movie screens in 11 countries. Viacom also has a majority interest in Spelling Entertainment Group, as well as a substantial interest in Comedy Central, and USA Networks, including the Sci-Fi Channel. National Amusements, Inc., a closely held corporation which owns and operates more than 1,000 screens in the U.S.
and the U.K. is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.


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Contact: Carl Folta
         (212) 258-6352